Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com
RELIANCE STEEL & ALUMINUM CO. COMPLETES
PNA GROUP ACQUISITION FOR $1.1 BILLION; RAISES $500 MILLION IN A
NEW SENIOR UNSECURED TERM LOAN; AND SETTLES CASH TENDER
OFFERS FOR PNA’S SENIOR NOTES
     Los Angeles, CA — August 4, 2008 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it has completed the previously announced acquisition of the outstanding capital stock of PNA Group Holding Corporation, a national steel service center group. The transaction value of approximately $1.065 billion included approximately $725 million of PNA’s debt that was repaid or refinanced, including the settlement of Reliance’s cash tender offers for 100% of PNA’s outstanding notes. Reliance funded the purchase of PNA with proceeds from its new $500 million senior unsecured term loan and borrowings under Reliance’s existing $1.1 billion credit facility.
     PNA’s subsidiaries include the operating entities Delta Steel, LP, Feralloy Corporation, Infra-Metals Co., Metals Supply Company, Ltd., Precision Flamecutting and Steel, LP and Sugar Steel Corporation. Through its subsidiaries, PNA processes and distributes primarily carbon steel plate, bar, structural and flat-rolled products. PNA had revenues for the six months ended June 30, 2008 of about $1.1 billion. PNA operates 23 steel service centers throughout the United States, as well as five joint ventures with seven additional service centers in the United States and Mexico.
     “We are very pleased to have completed this acquisition. PNA is a strong fit for Reliance’s continued growth strategy as it complements our existing business, adds new products in new areas, and enhances our product, geographic and customer diversification which have been key factors in our success. We also continue to have a solid balance sheet with a pro forma net debt-to-total capital ratio of about 50% and availability under our $1.1 billion credit facility of about $200 million. Our weighted average borrowing cost for the financing of the PNA acquisition is approximately 4.0%,” said David H. Hannah, Chairman and Chief Executive Officer.
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     In addition, Reliance entered into a new $500 million senior unsecured term loan on July 31, 2008. The proceeds were used to fund the purchase of PNA, including the repayment of PNA’s debt. Banc of America Securities LLC was the sole lead arranger of the term loan. Reliance also announced today that it has settled its cash tender offers to purchase any and all of the outstanding PNA Group, Inc. 10.75% Senior Notes due 2016 (the “Fixed Rate Notes”) and any and all of the outstanding PNA Intermediate Holding Corporation Senior Floating Rate Toggle Notes due 2013 (the “Floating Rate Notes”, collectively the “Notes”). The tender offers expired on August 1, 2008. Reliance accepted for payment all Notes validly tendered and not withdrawn pursuant to the tender offers. All of the $250 million aggregate outstanding principal amount of Fixed Rate Notes and all of the $170 million aggregate outstanding principal amount of Floating Rate Notes were validly tendered and not withdrawn pursuant to the tender offers therefor. The total amount paid to settle the purchase of the Notes, including the consent payments and accrued and unpaid interest, was $489.9 million. Citi was the sole Dealer Manager for the tender offers and consent solicitations. Global Bondholder Services Corporation was the Information Agent and the Depositary for the tender offers and the consent solicitations.
     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 200 locations in 38 states and Belgium, Canada, China, Mexico, South Korea and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.
     Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2008 “Fortune 500” List, the Fortune 2008 List of “America’s Most Admired Companies” the 2008 Forbes “America’s Best Managed Companies” List, and the 2008 Forbes “Platinum 400 List of America’s Best Big Companies.”
     This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2007, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008.
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